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Exhibit 10.2

Confidential terms of this agreement which have been redacted are marked (“[*****]”). The omitted materials have been filed separately with the Securities and Exchange Commission.

GROUND LEASE

by and between

HUNTING FOX ASSOCIATES I, L.P.

and

                                                         , LLC

Dated as of             , 20

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GROUND LEASE

THIS GROUND LEASE (this “Lease”) is entered into as of             , 20         by and between HUNTING FOX ASSOCIATES I, L.P., a Pennsylvania limited partnership having offices at 1001 East Hector Street, Suite 100, Conshohocken, Pennsylvania 19428 (“Landlord”), and                             , LLC, a              limited liability company having offices at                              (“Tenant”).

RECITALS:

WHEREAS, Landlord owns the real property located at the intersection of Fox Street and Roberts Avenue in Philadelphia, PA comprising approximately eighteen (18) acres and more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”);

WHEREAS, the parties hereto are also parties to that certain Options Agreement dated as of September 30, 2005 (the “Options Agreement”), pursuant to which Tenant was granted, inter alia, the right to enter into this Lease; and

WHEREAS, Landlord and Tenant have reached agreement with respect to Landlord’s leasing and demising to Tenant, and Tenant’s taking and hiring from Landlord, the Premises (as hereinafter defined) on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby agree as follows:

1. Lease of Premises; Title Matters; Modification of Property.

(a) Lease Grant. Landlord hereby leases and lets to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, conditions, covenants and provisions hereof, the Property together with any and all appurtenances, rights, privileges and easements benefiting same (all the foregoing, collectively, the “Premises”).

(b) Title Matters and Improvements. Tenant shall hold legal title to and possession of all improvements constructed on the Property by or for the benefit of Tenant immediately upon installation thereof. The separation of title to the Property from title to such improvements shall not change the character of such improvements as real property, but any personal property included in such improvements shall not lose their character as personal property. Tenant acknowledges and agrees that the Premises are demised and let subject to the matters listed on Exhibit B attached hereto and made a part hereof (the “Permitted Exceptions”). Title to the improvements, other than furniture, fixtures, equipment and all personalty (“FF&E”), shall, upon the termination or expiration of this Lease, automatically vest in Landlord. Any FF&E which is not removed from the Property prior to the expiration (or within ninety (90) days following the termination) of this Lease shall be considered abandoned and Landlord may dispose of and/or store same as it deems expedient with the cost thereof borne by Tenant. Notwithstanding anything herein to the contrary, for so long as a gaming facility and uses from time to time appurtenant thereto are being developed, constructed, reconstructed and/or operated on the Premises, Tenant shall have the right from time to time, to demolish, remove, alter and/or replace any improvements on the Premises in its sole and absolute discretion; provided, however, that Tenant shall inform Landlord promptly and in writing of the plans and specifications for the construction and/or alteration of the improvements. If anything other than a gaming facility and uses from time to time appurtenant thereto is being constructed or operated on the Premises, the exterior and structure of any improvements being constructed and/or altered on the Premises must be approved by Landlord in writing (such approval not to be unreasonably withheld, conditioned or delayed).

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(c) Modification of Property. Landlord covenants and agrees, upon the request of Tenant, to assist and cooperate with Tenant, at no out-of-pocket cost to Landlord, in connection with the potential acquisition by Tenant from third parties of one or more additional real property interests contiguous to the Property (the “Additional Tracts”). In the event Tenant acquires fee title to one or more of the Additional Tracts, Tenant shall have the right (but not the obligation), on or before the expiration of the second (2nd) Lease Year (as hereinafter defined) and upon thirty (30) days’ notice to Landlord, to convey fee title to such Additional Tracts to Landlord in exchange for fee title to such portion(s) of the Property as Landlord and Tenant may agree, acting in good faith and in a commercially reasonable manner, provided (i) the fair market value of such exchanged lands (valued without regard to the existence of this Lease) are within ten (10%) percent of one another when taken as a whole, and (ii) Landlord shall not be obligated to incur any out-of-pocket costs with respect to the foregoing exchange (including, without limitation, any costs for title insurance, transfer taxes or adjustments for taxes). If Tenant elects to acquire fee title to one or more Additional Tracts and to exchange same for a portion(s) of the Property, the parties shall contemporaneously therewith amend this Lease to include such Additional Tracts as a part of the “Property” described herein and to exclude such exchanged Property from the “Property” described herein.

2. Term.

(a) Initial Term. The initial term (the “Initial Term”) of this Lease shall be fifty (50) years commencing on the date hereof (the “Commencement Date”) and ending at 11:59 p.m. on the day immediately preceding the fiftieth (50th) anniversary of the Commencement Date (the “Expiration Date”) unless sooner terminated in accordance with the terms hereof.

(b) Renewal Term. Tenant shall have the right to extend the term of this Lease for nine (9) consecutive ten (10) year renewal periods (each, a “Renewal Term”), upon all of the terms and conditions set forth in this Lease. Tenant may do so only if no uncured Event of Default then exists hereunder, and by giving Landlord notice thereof (an “Extension Notice”) not less than one hundred eighty (180) days’ prior to the expiration of the Initial Term or the immediately previous Renewal Term, as the case may be. The Initial Term and each exercised Renewal Term are collectively referred to herein as the “Term”. Notwithstanding anything herein to the contrary, Tenant’s right to extend the Term of this Lease shall not terminate or be extinguished due to Tenant’s failure to give Landlord an Extension Notice as herein provided unless and until (i) Landlord shall have notified each Leasehold Mortgagee (as hereinafter defined), if any, of such failure; and (ii) no Leasehold Mortgagee shall exercise the renewal option on behalf of Tenant within thirty (30) days of such Leasehold Mortgagee’s receipt of the notice referred to in clause (i) above. Tenant hereby agrees to be legally bound by the exercise of any renewal option by any Leasehold Mortgagee.

3. Permitted Use; Undertakings by Tenant; Landlord Covenants.

(a) Permitted Use. Landlord and Tenant acknowledge and agree that Tenant intends to use the Premises for a gaming facility and uses, from time to time, appurtenant thereto. Tenant shall also have the right to use the Premises or allow the Premises to be used for any lawful purpose, except those uses identified in item 5 on Exhibit B.

(b) Undertakings by Tenant. Subject to Section 1(b) hereinabove, Tenant shall have the right (but shall not be obligated), at its sole cost and expense, from time to time, to demolish, remove, alter, replace and/or repair any improvements presently on the Property and construct and/or install and thereafter demolish, remove, alter, replace and/or repair any buildings, structures or other improvements thereon including, but not limited to, entry and exitways, surface and/or elevated parking facilities, gaming facilities, facilities to accommodate uses from time to time appurtenant thereto (including, but not limited

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to, retail and/or other facilities), signage and such other improvements and infrastructure as Tenant deems desirable in its sole and absolute discretion. In the event Tenant commences any of the foregoing, Tenant shall conduct same in accordance with all applicable federal, state and local laws, statutes, ordinances, rules, regulations and orders (“Applicable Laws”). Landlord covenants and agrees to allow Tenant, at no out-of-pocket costs to Landlord, to (i) pursue the foregoing in Landlord’s name and/or to execute and deliver such instruments and/or documents (including, but not limited to, applications for land development and/or permits) which may be required to be executed by the record owner of the Property in order to facilitate the foregoing, provided that all documents executed in Landlord’s name are approved by Landlord in writing (such approval not to be unreasonably withheld, conditioned or delayed), and (ii) cooperate and/or participate with Tenant, to the extent reasonably required by Tenant, in the pursuit of all applications, permits, consents and approvals.

(c) Landlord Covenants. Landlord covenants and agrees that no real property in which Landlord or any entity owned or controlled by, owning or controlling, or under common control with, Landlord or any member, shareholder, partner, officer or director of any of the foregoing (each, an “Affiliate”) has any controlling interest and which is located within a one-half (1/2) mile radius of the Property shall be used or allowed to be used at any time during the Term of this Lease for any Prohibited Use, except to the extent permitted under any presently existing lease (provided that Landlord covenants and agrees not to consent to any change in use of presently existing leased property to include any Prohibited Use). Upon the request of Tenant from time to time, Landlord shall cause the aforementioned real property to be subjected to an instrument of record, in form and substance reasonably satisfactory to Tenant, setting forth the foregoing provisions.

4. Delivery of Premises. Landlord shall deliver sole and exclusive possession and control of the Premises to Tenant on the Commencement Date, free of all tenants, occupants and others with a right to or claiming possession (except as set forth in the Permitted Exceptions), and otherwise in generally the same condition as existed on September 30, 2005, ordinary wear and tear (including deterioration due to continued exposure to weather), damage caused by Trump, Tenant, or any affiliate thereof or any of their respective agents, employees or contractors, and work required of Landlord pursuant to the Options Agreement excepted.

5. Rent.

(a) Base Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord, at the address of Landlord specified at the top of this Lease, or at such other address as Landlord shall have designated, from time to time, by notice to Tenant, the “Base Rent” set forth below, which Base Rent shall thereafter be due and payable to Landlord on the first (1st) day of each Lease Quarter (as hereinafter defined) in advance and without further notice. As used herein, “Lease Year” shall mean each consecutive twelve (12) month period beginning with the Commencement Date, and “Lease Quarter” shall mean each consecutive three (3) month period constituting one–quarter of each Lease Year. If the Commencement Date shall be any day other than the first day of a calendar month, then (y) the first Lease Year shall end on the last day of the calendar month in which the first anniversary of the Commencement Date occurs, and (z) Base Rent and other charges for the first and last Lease Quarter of such first Lease Year shall be pro rated on a per diem basis. For the period commencing on the Commencement Date and ending on the earlier of (i) the date Tenant is open for business at the Premises, or (ii) August 31, 2010, the Base Rent shall be [*****] Dollars ($[*****]) per Lease Year (or [*****]Dollars ($[*****]) per Lease Quarter). Commencing on the next following day (the “Increased Rent Commencement Date”), the Base Rent shall be [*****] Dollars ($[*****]) per Lease Year (or [****] Dollars ($[*****]) per Lease Quarter), which amount shall increase by [*****] percent ([***]%) on the expiration of each fifth (5th) Lease Year from and after the Increased Rent Commencement Date (including prior to and during each Renewal Term hereunder).

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(b) Percentage Rent. In addition to the Base Rent payable hereunder, Tenant shall pay to Landlord percentage rent (“Percentage Rent”) equal to the amount by which (i) the sum of (y) [*****] multiplied by Gross Gaming Revenue (as hereinafter defined) generated from the Premises during the then current Lease Year, exceeds (ii) the Base Rent payable in connection with such Lease Year. Tenant will pay Percentage Rent to Landlord in arrears no later than the tenth (10th) day following Tenant’s submission to Landlord of a Gross Gaming Revenue Statement (as hereinafter defined). Following the first Lease Year, Tenant shall pay estimated quarterly Percentage Rent payments to Landlord at the time of each Base Rent payment. Each quarterly estimated Percentage Rent payment shall be equal to [*****] ([*****]%) percent of the annual Percentage Rent amount payable in the immediately preceding Lease Year, if any. In the event Tenant’s aggregate quarterly estimated Percentage Rent payments in any Lease Year exceed the Percentage Rent payable with respect to such Lease Year, such excess shall be repaid to Tenant by Landlord no later than the tenth (10th) day following Tenant’s submission to Landlord of a Gross Gaming Revenue Statement evidencing same.

(c) Gross Gaming Revenue. As used herein, “Gross Gaming Revenue” shall mean the gross revenue derived from the Premises, regardless of the operator, from all slot machines and other licensed gaming activities (other than the sale of lottery tickets by subtenants and/or licensees of Tenant). Gross Gaming Revenue shall not include revenue from any non-gaming activity at the Premises including, but not limited to, hotel charges, retail sales, service charges (such as spa, limousine and other non-room/retail services provided by casino hotels) and/or rental income from subtenants and/or licensees. Within sixty (60) days after the end of each Lease Year, Tenant shall submit to Landlord a statement certified by an officer of Tenant of Vice President or higher indicating the Gross Gaming Revenue for the immediately preceding Lease Year (each, a “Gross Gaming Revenue Statement”). Landlord shall have the right, at any time within one hundred twenty (120) days following Tenant’s issuance of a Gross Gaming Revenue Statement, to audit the books and records of the operator of the Premises’ gaming facility to verify the accuracy of the applicable Gross Gaming Revenue Statement. The acceptance of any payment of Percentage Rent based upon any Gross Gaming Revenue Statement shall be without prejudice to Landlord’s right of examination as set forth herein. If any audit by Landlord shall reveal an error in the Gross Gaming Revenue Statement, such error shall be promptly corrected and the related underpayment or overpayment shall be made by the appropriate party within ten (10) days. If Landlord’s audit reveals an underreporting of Gross Gaming Revenues of more than three (3%) percent, the reasonable cost of such audit shall be promptly reimbursed by Tenant. Landlord’s failure to conduct an audit and to raise objections within the time period specified herein shall constitute Landlord’s waiver of such audit rights with respect to the Lease Year in question.

(d) Additional Rent. From and after the Commencement Date and throughout the Term of this Lease, Tenant shall pay as additional rent hereunder (“Additional Rent”, and together with Base Rent and the Percentage Rent, collectively “Rent”), all costs and expenses and other payments which Tenant has agreed to assume or discharge pursuant to the terms of this Lease. Except as set forth in Sections 15(c) and 20(f) hereof, any and all payments of Base Rent and Percentage Rent shall be paid to Landlord without notice or set-off.

6. Net Lease. Except as expressly set forth herein to the contrary, it is the intention of the parties that the Base Rent and Percentage Rent payable hereunder shall be net to Landlord, so that this Lease shall yield to Landlord the net annual Base Rent and Percentage Rent specified herein during the Term of this Lease. More specifically, it is intended that the provisions of this Lease shall require that, except as expressly set forth herein to the contrary, Tenant shall pay all costs and expenses attributable to the Premises during the Term as if Tenant owned the Premises during the Term, including without limitation, all Taxes (as hereinafter defined), insurance premiums, and maintenance and repair costs and expenses, attributable to the Premises and the Term of this Lease.

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7. Taxes.

(a) Tenant’s Obligation to Pay Taxes. Except as expressly set forth herein to the contrary, Tenant shall pay or cause to be paid all taxes, assessments, general and special assessments, excises, levies, use and occupancy taxes, licenses and permit fees and other governmental charges, general or special, ordinary or extraordinary, foreseen or unforeseen, which, at any time during the Term, are imposed, levied or assessed against the Premises, or arise in respect of the operation, possession or use of the Premises, and in each case relate to the Term of this Lease (collectively, “Taxes”). To the extent not prohibited under Applicable Law, Tenant shall have the right to pay any assessment in installments and only that portion of an assessment as relates to the Term shall be due and payable by Tenant. Taxes attributable to a fiscal or tax period which covers a period of time both within and outside the Term of this Lease shall be prorated as between Landlord and Tenant. Tenant will furnish to Landlord, promptly after demand therefor, proof of payment of all Taxes which are payable by Tenant.

(b) Tax Apportionment. Landlord and Tenant shall use commercially reasonable efforts to cause all real property taxing and assessing authorities to assess and tax the Premises separately from any other real property and/or improvements owned by Landlord as soon as possible. In the event the Premises are not assessed and taxed separately from any other real property and/or improvements owned by Landlord, Landlord and Tenant shall apportion the real property taxes between them as follows: real property taxes attributable to the Property (or part thereof within the applicable tax parcel) shall be apportioned in relation to the square footage thereof during the applicable taxing period; real property taxes attributable to the improvements on the Property (or part thereof within the applicable tax parcel) shall be allocated in relation to the cost to construct such improvements during the applicable taxing period; and, all such allocations shall be prorated in the event the lease period and applicable tax year do not coincide. Each party covenants and agrees to immediately forward copies of any notices relating to Taxes which such party receives and is or may reasonably be believed to relate to or be payable by the other party.

(c) Tenant Not Obligated to Pay Landlord’s Taxes. Nothing contained in this Lease shall obligate or be deemed to obligate Tenant to pay to or on behalf of Landlord, Landlord’s assignee, transferee or successor (i) any federal tax on income and items of tax preference or federal tax in lieu of an income tax, (ii) any state tax imposed on or measured by Landlord’s income, or any other state franchise or similar tax in lieu thereof, (iii) any county, municipal or local tax imposed on or measured by income, and/or (iv) any income or capital gains taxes payable by Landlord upon a sale or disposition by it of the Premises.

(d) Right to Contest. Tenant shall have the right, at its sole cost and expense and from time to time, to contest the amount and/or validity of any Tax by appropriate proceedings diligently conducted in good faith, provided that, Tenant shall either continue to pay all Taxes during the pendency of the foregoing proceedings, or provide Landlord with reasonably satisfactory security to ensure Tenant’s satisfying such obligations in the event of a negative outcome, and Landlord shall not be required to pay same during such contest. Upon the conclusion of such proceedings, Tenant shall pay the amount of such Tax as is finally determined in such proceedings, the payment of which shall have been deferred pursuant to this provision, together with all costs, fees, interest and penalties incurred in connection therewith. Upon the request of Tenant, Landlord shall permit Tenant to pursue the foregoing in Landlord’s name and/or execute and deliver to Tenant such instruments and/or documents which may be required to be executed by the record owner of the Property in order to facilitate the foregoing and to cooperate and/or participate with Tenant, to the extent reasonably required by Tenant, in the pursuit of tax relief, provided that all reasonable out-of-pocket costs incurred by Landlord in connection therewith are paid by Tenant and Landlord approves any and all documentation to be signed by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).

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(e) Tax Refunds; Tax Abatements. If there shall be any refunds or rebates on account of the Taxes paid by Tenant hereunder, such refunds and/or rebates shall belong solely to Tenant. Any refunds and/or rebates received by Landlord shall be deemed trust funds and as such shall be received by Landlord in trust and paid to Tenant forthwith. Landlord shall, upon the request of Tenant, sign any receipts which may be necessary to secure the payment of any such refund and/or rebate, and shall pay over to Tenant such refund and/or rebate when and as received by Landlord. Landlord covenants and agrees to use commercially reasonable efforts, at no out-of-pocket cost to Landlord, to obtain and/or keep in force and effect any tax abatement available to the Premises and/or the use thereof.

(f) Realty Transfer Taxes. In the event that any federal, state or local realty transfer tax (or other tax or obligation in lieu thereof) shall be imposed as a result of the execution of this Lease, the exercise of any renewal option or the recording of a short form lease or memorandum in connection with any of the foregoing, then the parties shall each pay fifty (50%) percent of such tax or other amount at the time such tax or other amount is due and payable.

8. Utilities. Tenant shall have the right to make full use of the Premises as contemplated herein, and in connection therewith, Tenant shall have the right to make use of all water, sewer, electric, gas, telecommunications and other utilities now or hereafter servicing the Premises (the “Utilities”). In furtherance thereof, Tenant shall have the right, from time to time, to grant, modify, relocate and/or terminate such easements and/or other rights as Tenant deems reasonably necessary to accommodate the design, installation, construction, connection, operation and repair of such Utilities, whether now existing or hereafter created. Landlord covenants and agrees to allow Tenant to pursue the foregoing in Landlord’s name and/or execute and deliver such instruments and/or documents in recordable form (including, but not limited to, easements and/or rights-of-way of record) which may be required to be executed by the record owner of the Property in order to facilitate the foregoing and to cooperate and/or participate with Tenant, to the extent reasonably required by Tenant, in the pursuit of such utility rights, provided that all reasonable out-of-pocket costs incurred by Landlord in connection therewith are paid by Tenant and Landlord approves any and all documentation to be signed by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). Landlord further covenants and agrees, with respect to real property owned or controlled by Landlord and/or any Affiliate of Landlord, to execute and deliver (or cause to be executed and delivered) such instruments and/or documents in recordable form (including, but not limited to, easements and/or rights-of-way of record) and burdening such real property which Tenant determines, acting in good faith and in a commercially reasonable manner, are necessary or expedient in order to facilitate the foregoing and to cooperate and/or participate with Tenant, to the extent reasonably required by Tenant, in the pursuit of such utility rights, provided that all reasonable out-of-pocket costs incurred by Landlord in connection therewith are paid by Tenant and Landlord approves any and all documentation to be signed by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).

9. Liens. Subject to the right to incur and maintain liens in accordance with the terms of Section 23 hereof, Tenant will promptly remove and discharge, or secure the payment and discharge, of any charge, lien, security interest or other encumbrance upon the Property that arises out of the use or occupancy of, or any construction on, the Property by or on behalf of Tenant, but specifically excluding any mortgage, deed of trust, charge, lien, security interest or encumbrance created or suffered by Landlord or anyone claiming by or through Landlord other than Tenant or anyone claiming by or through Tenant. Provided Tenant has arranged for commercially reasonable security (or title insurance protection) therefor, Tenant shall have the right to contest any charge, lien, security interest or other encumbrance and shall not be obligated to satisfy same until the conclusion of such contest. Landlord covenants and agrees to allow Tenant to pursue the foregoing in Landlord’s name and/or execute and deliver such instruments and/or documents which may be required to be executed by the record owner of the Property in order to facilitate the foregoing and to cooperate and/or participate with Tenant, to the extent reasonably required by

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Tenant, in the pursuit of such contest, provided that all reasonable out-of-pocket costs incurred by Landlord in connection therewith are paid by Tenant and Landlord approves any and all documentation to be signed by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the performance by any contractor, laborer, materialman or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Property. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Premises or any part thereof through or under Tenant and that no mechanic’s, construction or other liens for any such labor, services or materials shall attach to or affect the interest of Landlord in and to the Premises or the Property.

10. Indemnification.

(a) Indemnification of Landlord. Tenant shall defend, with counsel reasonably satisfactory to Landlord, indemnify and save Landlord harmless from and against any and all claims, damages, losses, costs and expenses including, but not limited to, reasonable attorneys’ fees and court costs, suffered or incurred by Landlord that result from (i) the use, operation and/or management of the Premises or any improvements thereon, whether by Tenant or anyone claiming or holding through Tenant (including, but not limited to, any employees, contractors, subtenants, licensees, invitees or agents of Tenant), (ii) any breach or default on the part of Tenant (or anyone claiming or holding through Tenant) in the observance of, or performance of its obligations under, this Lease, (iii) any injury to or death of any person, or damage to or loss of property on or by reason of activity on the Premises, but in each case only to the extent relating to the Term of this Lease or to the extent caused by the negligence or wanton or willful misconduct of Tenant or anyone claiming or holding through Tenant (including, but not limited to, any employees, contractors, subtenants, licensees, invitees or agents of Tenant), and not having arisen by reason of or in connection with (y) the negligence or wanton or willful misconduct of Landlord or Landlord’s employees, agents or contractors, and/or (z) Landlord’s breach or default in the observance of, or performance of its obligations under, this Lease or the Options Agreement.

(b) Indemnification of Tenant. Landlord shall defend, with counsel reasonably satisfactory to Tenant, indemnify and save Tenant harmless from and against any and all claims, damages, losses, costs and expenses including, but not limited to, reasonable attorneys’ fees and court costs, suffered or incurred by Tenant that result from (i) the use, operation and/or management of the Premises or any improvements thereon, whether by Landlord or anyone claiming or holding through Landlord (other than Tenant or anyone claiming or holding through Tenant or any employees, contractors, subtenants, licensees, invitees or agents of Tenant and such third parties) prior to the Commencement Date, (ii) any breach or default on the part of Landlord (or anyone claiming or holding through Landlord, other than Tenant or anyone claiming or holding through Tenant or any employees, contractors, subtenants, licensees, invitees or agents of any of the foregoing) in the observance of, or performance of its obligations under, this Lease or the Options Agreement, (iii) any injury to or death of any person, or damage to or loss of property on or by reason of activity on the Premises, but in each case only to the extent relating to the period prior to the Commencement Date or subsequent to the expiration or earlier termination of this Lease, and not having arisen by reason of or in connection with (y) the negligence or wanton or willful misconduct of Tenant or anyone claiming or holding through Tenant or any employees, contractors, subtenants, licensees, invitees or agents of any of the foregoing, and/or (z) Tenant’s breach or default in the observance of, or performance of its obligations under, this Lease; but specifically excluding in the case of each of clauses (i), (ii) and (iii), liability, if any, for which Landlord is to be indemnified under the Options Agreement.

(c) Notice of Claim. Any party seeking indemnification hereunder shall give prompt notice to the other party of the basis therefore. The failure on the part of such party to give such notice shall not relieve the other party from its obligations hereunder, except to the extent that the failure to give such notice results in actual loss or damage to the indemnifying party.

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(d) Survival. The obligations of the parties pursuant to this Section shall survive the expiration or termination of this Lease.

11. Condemnation.

(a) Notices. Each party shall immediately notify the other in the event such party receives notice of a Taking (as hereinafter defined).

(b) Tenant Right to Intervene. If the use, occupancy or title to the Property, or any part thereof, or any buildings or improvements thereon, is permanently taken, requisitioned, sold or impaired in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain (each, a “Taking”) during the Term, Tenant shall have the right, subject to the rights of Leasehold Mortgagees, to appear in any such proceeding or action, to negotiate, prosecute and adjust any claim for any award or compensation on account of its interests therein, and to collect any such award or compensation.

(c) Complete Taking. If a Taking occurs that (i) results in a taking of substantially all of the Property, or (ii) in Tenant’s determination, acting in good faith and in a commercially reasonable manner, renders the remaining Premises uneconomic or unviable for Tenant’s continued use (which determination may include, but shall not be limited to, that a Taking less than five (5) years before the end of the Term renders reconstruction of the Premises uneconomic and/or unviable) (each, a “Substantial Condemnation”), then, at Tenant’s option by notice to Landlord, this Lease (except as it relates to allocation of the condemnation award) shall terminate on the date when the condemning authority has acquired title to or taken possession of any portion of the Premises (the “Condemnation Effective Date”). In the event of such a termination, all Rent shall be apportioned as of the Condemnation Effective Date and any Condemnation award shall be allocated in accordance with the parties’ respective interests in the Premises.

(d) Temporary Condemnation. If a Taking of the temporary right to use or occupy all or a part of the Premises occurs (a “Temporary Condemnation”), and such Temporary Condemnation relates to a period longer than one hundred twenty (120) days, then Tenant may, by notice to Landlord within thirty (30) after the entry of the final order (or its equivalent) for such Temporary Condemnation, terminate this Lease effective as of the Condemnation Effective Date in which event all Rent shall be apportioned as of the Condemnation Effective Date and any Condemnation award shall be allocated in accordance with the parties’ respective interests in the Premises. If the Temporary Condemnation relates to a shorter period, or if Tenant does not terminate this Lease as aforesaid, then this Lease shall continue as to that portion of the Premises not so taken (and resume as to the entire Premises immediately following the cessation of such Taking), all Rent and all other obligations under this Lease shall continue without adjustment, and Tenant shall receive all condemnation awards, if any (to the extent for periods within the Term).

(e) Partial Taking. If any Taking occurs except a Substantial Condemnation resulting in a termination of this Lease, or a Temporary Condemnation, then this Lease shall continue, all Base Rent shall be equitably adjusted and, subject to the rights of Leasehold Mortgagees, all condemnation awards shall be paid to Tenant.

(f) Survival. The obligations of the parties pursuant to this Section shall survive the expiration or termination of this Lease.

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12. Insurance.

(a) Insurance. Tenant shall, at Tenant’s sole cost and expense, maintain comprehensive public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises, and against contractual liability for any such claims, such insurance to afford not less than $3,000,000 of coverage per occurrence and $3,000,000 annual aggregate, or in such higher amount, together with excess coverage in commercially reasonable amounts as Landlord and Tenant, acting in good faith and in a commercially reasonable manner, may agree to be necessary. Landlord, each Leasehold Mortgagee and any first mortgagee of the Property designated by Landlord in writing (the “Fee Mortgagee”) shall be named as additional insureds under all such policies. Tenant shall also insure, at Tenant’s sole cost and expense, the improvements on the Premises with a causes of loss – special form policy of insurance at their full replacement value, exclusive of foundations and footings.

(b) General Requirements. Without limitation of the foregoing, the following provisions shall apply to each and every policy of insurance which Tenant is required to carry: (i) on or prior to the Commencement Date, Tenant shall cause each carrier to deliver its certificate of insurance to Landlord and the Fee Mortgagee, certifying the applicable insurance provisions herein required, (ii) each certificate shall state that the applicable policy has been prepaid by Tenant for a minimum of one (1) year (or in lieu thereof, Tenant shall provide Landlord with reasonable evidence of such prepayment), (iii) each certificate shall set forth that thirty (30) days’ written notice by the carrier to Landlord and the Fee Mortgagee shall be required prior to any cancellation, expiration, amendment or lapse thereof, (iv) at least thirty (30) days prior to the expiration of each policy, Tenant shall provide Landlord and the Fee Mortgagee with certificates of renewal or replacement policies (or certificates of insurance evidencing same), which shall comply with clauses (ii) and (iii) above, (v) each policy shall be issued by a carrier licensed in the Commonwealth of Pennsylvania, and (vi) in the event a default by Tenant with respect to its obligations pertaining to insurance is not cured within ten (10) days of written notice from Landlord where at least fifteen (15) days remains before the cancellation, expiration, amendment or lapse thereof (and without notice or opportunity to cure where less than fifteen (15) days remains), then Landlord, at its option but without being obligated to do so, and in addition to any other rights and remedies that Landlord may have on account of such default, shall immediately have the right to cure such default (including, but not limited to, the right to purchase single interest coverage protecting only the interest of Landlord and the Fee Mortgagee, the right to make premium payments and the right to cause changes to be made to policies then carried by Tenant so as to cause same to comport with the provisions of this Lease), whereupon all costs and expenses reasonably incurred by Landlord in curing such default, shall be paid by Tenant within five (5) days of a demand therefor.

13. Casualty. Neither Tenant nor Landlord shall have the right to terminate this Lease if there is a fire or other casualty, unless same occurs when there is less than five (5) years remaining in the then Term. In that event, Tenant shall have the right to terminate this Lease upon written notice to Landlord within ninety (90) days of such fire or other casualty; provided, however, that Tenant must deliver to Landlord all insurance proceeds received by Tenant and an assignment of Tenant’s rights with respect to all additional insurance proceeds, in each case, however, limited to the value of the improvements on the Property (as opposed to proceeds of insurance related to the value of the FF&E, business interruption proceeds or other assets of Tenant). If this Lease is not so terminated, all insurance proceeds in respect of a fire or other casualty shall belong to Tenant and Tenant shall be obligated to either restore the improvements remaining on the Premises to complete architectural units or demolish same. The obligations of the parties pursuant to this Section shall survive the expiration or termination of this Lease.

14. Permitted Contests. Notwithstanding anything herein to the contrary and so long as not prohibited by Applicable Law, Tenant shall not be required, nor shall Landlord have the right, to pay, discharge or remove any tax, assessment, levy, lien or encumbrance, or to comply with any Applicable Laws applicable to the Premises or the use thereof, as long as (i) Tenant is diligently and in good faith

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contesting the existence, amount or validity thereof by appropriate proceedings, and (ii) Tenant shall give such security as may be reasonably required by Landlord to insure ultimate payment of such tax, assessment, levy, fee, rent, charge, lien, encumbrance or compliance with Applicable Laws. Landlord covenants and agrees to allow Tenant to pursue the foregoing in Landlord’s name and/or execute and deliver such instruments and/or documents which may be required to be executed by the record owner of the Property in order to facilitate the foregoing and to cooperate and/or participate with Tenant, to the extent reasonably required by Tenant, in the pursuit of same, provided that all reasonable out-of-pocket costs incurred by Landlord in connection therewith are paid by Tenant and Landlord approves any and all documentation to be signed by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).

15. Default Provisions.

(a) Events of Default by Tenant. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(i) Tenant’s failure to pay any Base Rent, Percentage Rent or Additional Rent when due and such failure shall continue for ten (10) days after written notice from Landlord (provided that, in the case of Base Rent and Percentage Rent, Landlord shall not be obligated to provide notice on more than two (2) occasions during any twelve (12) consecutive month period prior to such payment default becoming an Event of Default);

(ii) Tenant’s failure to comply with or perform any other term or condition set forth in this Lease to be satisfied by Tenant and such failure shall continue for ninety (90) days after notice from Landlord to Tenant, or in the case of any default which cannot reasonably be cured within such ninety (90) day period, if Tenant fails to promptly commence to cure same or thereafter fails to prosecute the curing thereof with diligence to completion;

(iii) If Tenant or the issuer of a guaranty of Tenant’s obligations hereunder (a “Guarantor”) shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or in any action or proceeding shall file any petition or answer seeking reorganization, arrangement, composition, readjustment, liquidations, dissolution or similar relief under any present or future federal or state bankruptcy, reorganization or debt reduction law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of said guarantor or of all or substantially all of Tenant’s or said guarantor’s property or of the Premises; and/or

(iv) If within one hundred twenty (120) days after the commencement of any proceeding against Tenant or any Guarantor seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state bankruptcy, reorganization or debt reduction law, such proceeding shall not have been stayed or dismissed; or if, within one hundred twenty (120) days after the appointment, without the consent or acquiescence of Tenant or Guarantor (as applicable) or of any trustee, receiver or liquidator of Tenant or Guarantor or of all or substantially all of Tenant’s or Guarantor’s property or of the Premises, such appointment shall not have been stayed or vacated; or if within one hundred twenty (120) days after the expiration of any such stay, such appointment shall not have been vacated.

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(b) Landlord’s Remedies. If an Event of Default shall have occurred and be continuing, Landlord shall have all rights and remedies available at law or in equity including, but not limited to the following:

(i) Landlord shall have the right to require payments of all rents collected by Tenant pursuant to any sublease or occupancy agreement, provided Landlord applies such amounts as are actually received by Landlord (after deduction for costs of collection) against the obligations of Tenant hereunder and pays the remaining balance, if any, to Tenant;

(ii) Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in said notice. Upon the giving of such notice, the Term and the estate hereby granted shall expire and terminate on the date set forth in said notice as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term, and this Lease shall expire and terminate. If Landlord shall so elect to terminate this Lease, then Landlord shall be entitled to recover from Tenant in addition to all accrued but unpaid Rent, the Early Termination Fee (as hereinafter defined) together with all costs and expenses incurred by Landlord in securing possession from Tenant, in restoring the Premises to the condition in which Tenant is obligated to surrender same pursuant to this Lease, in reletting the Premises (including, but not limited to, brokerage fees, tenant improvement costs and maintaining and safeguarding the Premises), and in recovering said damages from Tenant including, but not limited to, reasonable attorneys’ fees and court costs. No act or proceeding done or undertaken by Landlord with respect to an Event of Default shall constitute a termination of this Lease by Landlord unless and until Landlord shall give to Tenant a notice of termination; and

(iii) WHEN THIS LEASE AND THE TERM HEREOF SHALL HAVE EXPIRED OR BEEN TERMINATED IN ACCORDANCE WITH THE TERMS HEREOF, IF TENANT FAILS TO RESPOND TO LANDLORD WITHIN FIVE (5) DAYS OF NOTICE FROM LANDLORD, IT SHALL BE LAWFUL FOR ANY ATTORNEY OF ANY COURT OR RECORD TO APPEAR AS ATTORNEY FOR TENANT AS WELL AS FOR ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT (AND TENANT HEREBY APPOINTS LANDLORD AS THE ATTORNEY-IN-FACT OF TENANT, COUPLED WITH AN INTEREST IN TENANT’S NAME, PLACE AND STEAD AS IF SIGNED AND DELIVERED BY TENANT), IN ANY ACTION OR PROCEEDING IN ANY COURT OF COMPETENT JURISDICTION TO CONFESS JUDGMENT IN EJECTMENT AND OTHERWISE TO ENTER JUDGMENT FOR POSSESSION OF THE PREMISES AGAINST TENANT AND AGAINST ALL PERSONS CLAIMING BY, THROUGH OR UNDER TENANT, FOR THE RECOVERY OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE AND THE APPOINTMENTS HEREIN SHALL BE SUFFICIENT WARRANT; THEREUPON, IF LANDLORD DESIRES, AN APPROPRIATE WRIT OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER, AND PROVIDED THAT IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED IT SHALL BE DETERMINED THAT POSSESSION OF THE PREMISES SHOULD REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT FOR THE SAME DEFAULT AND UPON SUBSEQUENT DEFAULT, OR UPON THE TERMINATION OF THIS LEASE OR OF TENANT’S RIGHT OF POSSESSION AS HEREINBEFORE SET FORTH, TO

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BRING ONE OR MORE FUTURE ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE PREMISES AND TO CONFESS JUDGMENT (AND OTHERWISE AGREE ON BEHALF OF TENANT TO THE ENTRY OF JUDGMENT) FOR THE RECOVERY OF POSSESSION OF THE PREMISES AS HEREINBEFORE PROVIDED. THE FOREGOING WARRANT SHALL NOT BE EXHAUSTED BY ANY ONE EXERCISE THEREOF, BUT SHALL BE EXERCISABLE FROM TIME TO TIME UNDER THE CIRCUMSTANCES DESCRIBED ABOVE.

Tenant expressly waives the benefit of all laws, now or hereafter in force, exempting any goods on the Premises or elsewhere, and the proceeds of the sale thereof, from distraint, levy, sale, execution or other legal proceedings taken by Landlord to enforce its rights under this Lease. Except as expressly set forth herein to the contrary, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy. Landlord shall be entitled to injunctive relief in the case of the violation, or attempted violation, of any term or condition of this Lease and to a decree compelling performance of same. No failure by Landlord to insist upon the strict performance of any term or condition of this Lease, or to exercise any permitted right or remedy upon a default thereof, and no acceptance of Tenant’s performance or payment of Rent after such default, shall constitute a waiver by Landlord of such default or of such term or condition, or such right or remedy.

(c) Events of Default by Landlord; Tenant Remedies. If Landlord shall fail to pay or perform any of Landlord’s obligations under this Lease, and such failure is not cured within forty-five (45) days following notice from Tenant to Landlord, or in the case of any default which cannot reasonably be cured within such forty-five (45) day period, if Landlord fails to promptly commence to cure same or thereafter fails to prosecute the curing thereof with diligence to completion, then such occurrence shall constitute a “Landlord Default” hereunder. If a Landlord Default shall have occurred and be continuing, Tenant shall have all rights and remedies available at law or in equity. If Landlord shall fail to pay or perform any of Landlord’s obligations under this Lease, and such failure is not cured within ninety (90) days following the aforesaid notice from Tenant to Landlord, or in the case of any default which cannot reasonably be cured within such ninety (90) day period, if Landlord fails to promptly commence to cure same or thereafter fails to prosecute the curing thereof with diligence to completion, then in addition to the rights and remedies available to Tenant in the event of a Landlord Default, Tenant shall have the right to give Landlord notice of Tenant’s intention to terminate this Lease on a date specified in said notice. Upon the giving of such notice, the Term and the estate hereby granted shall expire and terminate on the date set forth in said notice as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term, and this Lease shall expire and terminate. Tenant, at its option but without being obligated to do so, and in addition to any other rights and remedies Tenant may have on account of such Landlord Default, shall immediately have the right to cure such Landlord Default, whereupon all costs and expenses reasonably incurred by Tenant in curing such Landlord Default, shall be paid by Landlord within thirty (30) days of a demand therefore (and in the event of Landlord’s failure to do so, Tenant shall have the right to offset such amounts against amounts otherwise owing hereunder from Tenant to Landlord; provided, however, in no event shall Tenant offset more than forty (40%) percent of the monthly installment of Base Rent and Percentage Rent for any month).

16. Compliance with Applicable Laws. Except as expressly set forth in Sections 18(b) and 20(b) hereof and Sections 6 and 8 of the Options Agreement to the contrary, Tenant shall comply with all Applicable Laws as the same relate to Tenant’s use and occupancy of the Premises throughout the Term including, but not limited to, obtaining and maintaining all material permits, licenses and approvals required in connection with Tenant’s use and occupancy. Tenant further covenants and agrees to comply with all Permitted Exceptions to the extent same regulate Tenant’s use and occupancy of the Premises. Except as expressly set forth in Sections 4 and 20(b) hereof and Section 8 of the Options Agreement to the contrary, Landlord shall have no obligation to repair or maintain any portion of the Premises.

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17. Assignment and Subletting. Tenant shall have the right, from time to time, to sublease such portions of the Premises and/or grant licenses and/or concessions as Tenant elects in its sole discretion, provided that such subleases, licenses and concessions are for uses permitted hereunder and are otherwise subject to all of the terms and conditions of this Lease. Tenant shall have the right to assign this Lease with the consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. No such assignment shall modify or limit any right or power of Landlord hereunder or affect or reduce any obligation of Tenant or any guarantor hereunder. Tenant shall, within ten (10) days after the execution of any such sublease, license, concession or assignment, deliver a conformed copy thereof to Landlord. Any sublease or assignment shall require the subtenant or assignee, as applicable, to assume in writing all of Tenant’s obligations with respect to the Premises (or applicable part thereof) pursuant to this Lease from and after the date thereof (and in the case of a sublease, for the term thereof). Every sublease shall include a provision substantially as follows:

“If for any reason the right of possession and/or leasehold estate of the Sublessor as tenant under any underlying lease is terminated, then, at the option of landlord under such underlying lease, Sublessee shall attorn to landlord and shall recognize landlord as Sublessee’s landlord under this Sublease. Sublessee agrees to execute and deliver, from time to time, upon the request of Sublessor or of landlord under such underlying lease, instruments appropriate to evidence such attornment, and Sublessee hereby irrevocably appoints landlord under such underlying lease the Sublessee’s attorney-in-fact, coupled with an interest, to execute and deliver such instrument for and on behalf of Sublessee following Sublessee’s failure to do so. Sublessee waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Sublessee any right of election to terminate this Sublease or to surrender possession of the Subleased Premises in the event such underlying lease is terminated or any proceeding is brought by landlord to enforce its rights under such underlying lease, and agrees that, at the election of such landlord, this Sublease shall not be affected in any way whatsoever by any such termination or proceeding.”

18. Additional Landlord Covenants.

(a) Cooperation. Landlord covenants and agrees to reasonably cooperate with Tenant from and after the execution and delivery of this Lease so as to permit Tenant the fullest opportunity possible to obtain and maintain such gaming licenses and other governmental and quasi-governmental permits, licenses and approvals (including, but not limited to, alcoholic beverage licenses, land use waivers, variances and approvals, building permits and certificates of occupancy) as Tenant, acting in good faith and in a commercially reasonable manner, deems necessary or desirable in connection with the development, construction, operation, maintenance and repair of the Premises for the uses contemplated herein. Such cooperation shall include, but not be limited to, joining in one or more applications and/or permitting Tenant to proceed with such applications in the name of Landlord, attendance at such hearings, proceedings, meetings and/or consultations held by governmental, quasi-governmental, neighborhood, civic group or other persons as tenant may reasonably require. Notwithstanding the foregoing, however, Landlord shall not be obligated to enter into any agreement or execute any other instrument which is not reasonably acceptable to Landlord, acting in good faith and in a commercially reasonable manner, and all reasonable out-of-pocket expenses incurred by Landlord in connection with the foregoing shall be promptly reimbursed by Tenant.

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(b) Licensing. Landlord shall, at its sole cost and expense, comply, and cause all persons associated with Landlord to comply, with all Applicable Laws to the extent necessary to allow Tenant to obtain and maintain a gaming license and to lease the Property from Landlord. Landlord further covenants and agrees not to take any action (or fail to take any action) which might result in Tenant’s gaming license and/or other governmental and/or quasi-governmental permits, licenses and approvals to be revoked or suspended. Landlord’s obligations hereunder shall include, but not be limited to, its obtaining and maintaining throughout the Term, all required business and other permits, licenses and approvals relating to the operations and business conducted by Landlord (as opposed to the operations and business of Tenant or anyone claiming by or through Tenant) including the ownership of the Property. Landlord acknowledges and agrees that Landlord’s procurement and maintenance of such permits, licenses and approvals as are required so as to allow Tenant to operate a gaming facility on the Premises is a material condition of this Lease and that (y)(i) Landlord’s failure to do so following notice and a reasonable opportunity to cure, and/or (ii) Tenant’s receipt of notice from any gaming authority that it is no longer permitted to do business with Landlord (and Landlord fails to cause such notice to be rescinded within any cure period, if any, allowed by such gaming authority), shall each constitute a Landlord Default hereunder, and (z) Tenant shall have the right to obtain injunctive relief in the event of such a Landlord Default or a threatened Landlord Default.

19. Intentionally deleted.

20. Environmental.

(a) Tenant’s Environmental Covenants. Tenant covenants and agrees with Landlord that, subject to Landlord’s obligations as set forth in the Options Agreement, Tenant shall:

(i) not locate, store, generate, manufacture, process, distribute, use, treat, transport, handle, dispose of, emit, discharge or release any Hazardous Substance or Hazardous Waste (as such terms are hereinafter defined) on or from the Premises, and shall not knowingly permit others to do so, except in the ordinary course of business and in compliance with all Environmental Laws (as hereinafter defined);

(ii) comply with all orders, actions and demands of all governmental agencies and legal or administrative agencies having jurisdiction over the Premises to clean and remove any Hazardous Substance or Hazardous Waste from the Premises attributable to Tenant’s (or anyone claiming by or through Tenant) use and enjoyment of the Premises, and shall pay for such clean up, removal and associated costs, fines and penalties pertaining thereto; and

(iii) otherwise comply with all Environmental Laws as they apply to the Premises.

(b) Landlord’s Environmental Covenants. Landlord covenants and agrees with Tenant that, in addition to satisfying in full each of Landlord’s obligations as set forth in the Options Agreement, each of which are incorporated herein by reference as if fully set forth and restated herein, Landlord shall not locate, store, generate, manufacture, process, distribute, use, treat, transport, handle, dispose of, emit, discharge or release any Hazardous Substance or Hazardous Waste on or from the Premises, or any other property in the vicinity of the Premises which Landlord or any Affiliate of Landlord may own, lease or otherwise hold an interest in or exercise any control over and shall not knowingly permit others to do so, except in compliance with all Environmental Laws.

(c) Tenant’s Additional Environmental Indemnification of Landlord. Tenant hereby agrees to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from

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and against any and all costs, expenses (including, but not limited to reasonable attorneys’ fees and court costs), claims, liabilities, actions, demands, losses and damages which may be asserted against or incurred by Landlord (each, a “Claim”) with respect to the existence, introduction, discharge, release or spill of any Hazardous Substances or Hazardous Waste upon the Premises in violation of any Environmental Laws which shall occur from and after the date of this Lease, except to the extent such introduction, discharge, spill or release is attributable to (i) conditions existing prior to the date of this Lease (except if caused by Tenant or anyone holding through Tenant or any employees, contractors, subtenants, licensees, invitees or agents of any of the foregoing), and/or (ii) the acts or omissions of Landlord or Landlord’s Affiliates or the employees, contractors or agents of any of the foregoing.

(d) Landlord’s Additional Environmental Indemnification of Tenant. Landlord hereby agrees to indemnify, defend (with counsel reasonably acceptable to Tenant) and hold Tenant harmless from and against any and all costs, expenses (including, but not limited to, reasonable attorneys’ fees and court costs), claims, liabilities, actions, demands, losses and damages which may be asserted against or incurred by Tenant (each, a “Claim”) with respect to any failure by Landlord to comply with its obligations pursuant to paragraph (b) above and/or Section 8 of the Options Agreement.

(e) Environmental Indemnification Procedures. An indemnified party hereunder shall promptly provide the indemnifying party with notice of a claim for indemnification hereunder, but the failure to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is materially prejudiced by the indemnified party’s failure to give such notice. If any Claim referred to in this Section is brought against an indemnified party and it gives notice thereof to the indemnifying party, the indemnifying party shall be entitled to participate in the defense of same and, if (i) the indemnifying party acknowledges in writing to the indemnified party, without qualification or limitation, its obligation to indemnify the indemnified party pursuant to this Lease, and (ii) provides the indemnified party with satisfactory assurances that it has the financial ability to fully meet its obligations under this Section 20, the indemnifying party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If notice is given to an indemnifying party of a Claim and the indemnifying party does not, within ten (10) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Claim, the indemnifying party will be bound by any determination made with respect to such Claim or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or if an indemnified party reasonably believes that it may not receive the indemnification to which it may be entitled from the indemnifying party, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Claim, but the indemnifying party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). The parties shall cooperate reasonably in the defense of all third party claims which may give rise to claims for indemnification hereunder. In connection with the defense of any claim, each party shall make available to the party controlling the defense of such claim, all books, records and other materials within the control of such party and not protected by attorney-client privilege that are necessary or appropriate to such defense.

(f) Right of Set-Off. Notwithstanding anything herein or in the Options Agreement to the contrary, if Landlord shall (i) fail to complete all obligations relating to the environmental condition of the Property as set forth in the Options Agreement (the “Environmental Work”) within the time period(s) set forth therein, or (ii) fail to promptly commence, following notice from Tenant, or thereafter fails to diligently prosecute to completion, any Environmental Work which is not timely commenced or

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completed in accordance with the Options Agreement, then Tenant shall have the right following thirty (30) days’ written notice to Landlord (unless such Environmental Work is completed within said thirty (30) day period) to perform any or all of the remaining Environmental Work, and, in the event Landlord does not reimburse Tenant for the actual out-of-pocket costs incurred within thirty (30) days of written notice from Tenant, Tenant may offset all actual out-of-pocket costs reasonably incurred by Tenant in performing same (and/or Trump as specifically permitted under the Options Agreement) against any Base Rent or Percentage Rent due and owing hereunder; provided, however, in no event shall Tenant offset more than forty (40%) percent of the monthly installment of Base Rent and Percentage Rent in any particular month (but Tenant may offset the total costs provided for above over several months). Trump’s and/or Tenant’s undertaking of any Environmental Work under this paragraph or as specifically permitted under the Options Agreement shall not in any way relieve, release or waive or be deemed to relieve, release or waive any liability Landlord may have as provided elsewhere in this Agreement and/or the Options Agreement.

(g) Definitions. As used herein (i) the terms “Hazardous Substance” or “Hazardous Waste” mean any substance which (a) constitutes a hazardous waste, radioactive waste, or substance under any applicable federal, state or local law, rule, order or regulation now or hereafter adopted, (b) constitutes a “hazardous substance” under CERCLA or the regulations promulgated thereunder, (c) constitutes a “hazardous waste” under RCRA or the regulations promulgated thereunder, (d) constitutes a pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste, (e) exhibits any of the characteristics enumerated in 40 C.F.R. Sections 261.20-261.24, inclusive, (f) constitutes any of those extremely hazardous substances listed under §302 of SARA which are present in threshold planning or reportable quantities as defined under SARA, (g) constitutes toxic or hazardous chemical substances which are present in quantities which exceed exposure standards as those terms are defined under §§6 and 8 of OSHA and 29 C.F.R. Part 1910 subpart 2, (h) consists, in whole or in part, of asbestos, urea formaldehyde or polychlorinated biphenyls, or (i) constitutes low-level radioactive waste under the Atomic Energy Act of 1954; and (ii) the term “Environmental Laws” means the Clean Water Act, also known as the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended by the Water Quality Act of 1987, Pub. L. No. 100-4 (Feb. 4, 1987), the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Clean Air Act, 42 U.S.C. §§7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§136 et seq., the Safe Drinking Water Act, 42 U.S.C. §§300f et seq., the Surface Mining Control and Reclamation Act, §§1201 et seq., 30 U.S.C. §§1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Superfund Amendment and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. §655 and §657, the Hazardous Materials Transportation Act, as amended (49 U.S.C. 1801 &c), the Atomic Energy Act of 1954, 42 U.S.C. Sect. 2011 - Sect. 2259, the Pennsylvania Land Recycling and Environmental Remediation Standards Act, 35 P.S. § 6026, et seq. (“Act 2”) including, but not limited to, any statute set forth in 35 P.S. § 6026.106 and any other applicable provisions of law of the state in which the Property is located, together with all other federal, state, local or foreign statutory or common laws, regulations or orders now existing or hereafter adopted with respect to Hazardous Substances or Hazardous Waste or relating to pollution or protection of the environment including, but not limited to, all common laws of nuisance or trespass, and all laws and regulations relating to emissions, discharges, releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, but not limited to, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, radiological, industrial, toxic or hazardous substances or wastes. Any reference in this Agreement to any legislative act or regulation shall be deemed to include all amendments, modifications and supplements thereto and all substitutions therefor,

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and all regulations thereunder. The term “Environmental Laws” also includes all regulations, codes, plans, orders, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved under or pursuant to any of the aforesaid Environmental Laws by any court, agency, bureau or other governmental body or authority with relevant jurisdiction.

(g) Survival. This Section shall survive the expiration or termination of this Lease.

21. Tenant Termination Rights. Provided that there does not then exist any Event of Default and Tenant had then been operating a gaming facility on the Premises, Tenant shall have the right to terminate this Lease (the “Early Termination Right”) in the event that Tenant loses its right to lawfully operate a gaming facility on the Premises, other than as a result of the negligence or willful action of Tenant, Trump or any of their affiliated entities. In order to exercise the Early Termination Right, Tenant must (i) provide written notice to Landlord within one (1) year of the date Tenant loses its right to operate the gaming facility, (ii) provide evidence of the express written consent of each Leasehold Mortgagee (as hereinafter defined) to such termination, and (iii) and pay to Landlord, along with a copy of the foregoing notice, a termination fee of [*****] ($[*****]) (the “Early Termination Fee”); whereupon, this Lease shall terminate on the date set forth in the foregoing notice.

22. Tenant’s Nondisturbance and Attornment; Subordination of Fee Mortgages. In the event that Landlord mortgages or otherwise encumbers the Property at any time (including, but not limited to, prior to the Commencement Date), Landlord shall (i) deliver to Tenant a non-disturbance agreement (a “Non-Disturbance Agreement”) in form and substance reasonably satisfactory to Tenant, duly executed by the holder of any such mortgage or encumbrance (each, a “Fee Mortgagee”), and (ii) include within any instrument granting such mortgage or other encumbrance a provision, reasonably satisfactory to Tenant, requiring the applicable Fee Mortgagee to attorn to this Lease and any substitute Lease pursuant to the provisions hereof or the provisions of any Recognition Agreement (as hereinafter defined) and the rights of Tenant hereunder or thereunder, and agrees to be bound by the terms of this Lease and the Recognition Agreement, in the event that such Fee Mortgagee shall succeed to the interests of Landlord.

23. Leasehold Mortgages. Landlord covenants and agrees to cooperate with Tenant and each lender providing financing to Tenant (each, a “Leasehold Mortgagee”), from time to time, at no out-of-pocket cost to Landlord, to the extent such financing is, or is intended to be, secured by a mortgage encumbering the leasehold estate of Tenant hereunder or any part thereof. Landlord acknowledges and agrees that the vast majority of the costs of constructing the improvements as contemplated herein will be obtained through leasehold financing. Accordingly, Landlord covenants and agrees to provide each Leasehold Mortgagee of which Landlord has notice with a reasonable means to protect and preserve its lien and security interest in the Premises upon the occurrence of an Event of Default by Tenant hereunder. Landlord, Tenant and each Leasehold Mortgagee shall execute, acknowledge and deliver to one another one or more agreements, in form and substance reasonably acceptable to such Leasehold Mortgagee(s) to facilitate the closing of such leasehold mortgage financing transaction(s) (each, a “Recognition Agreement”); provided, however, that Landlord will not have any obligation to enter into any agreement that will affect the Term or the Rent due hereunder, or substantially increase the obligations or materially adversely affect any rights of Landlord hereunder, except as expressly set forth herein, nor shall Landlord be obligated to subordinate its fee estate to any Leasehold Mortgagee, execute any document creating personal liability on the part of Landlord or otherwise subject Landlord or its interests in the Property to liability on account of such leasehold financing beyond that expressly granted to Tenant pursuant to this Lease. Each such agreement shall provide, inter alia, that each Leasehold Mortgagee shall have the following rights: (i) copies of all notices to Tenant under this Lease shall be provided contemporaneously to the Leasehold Mortgagee, provided that Landlord has been provided with written notice of the address to which such notices should be sent, (ii) Landlord’s failure to so provide each Leasehold Mortgagee with copies of notices to Tenant shall render the subject of such notice non-binding on such Leasehold

***CONFIDENTIAL TREATMENT REQUESTED ***

Mortgagee, (iii) in the event of a default by Tenant hereunder, such Leasehold Mortgagee shall have the same concurrent notice and grace periods as are required to be given to Tenant to cure the same hereunder or after Landlord has provided such Leasehold Mortgagee with such notice, whichever is later, plus, in each instance, an additional ninety (90) days after the expiration of same; or where Leasehold Mortgagee’s ability to cure such Event of Default is contingent upon such Leasehold Mortgagee (or its designee) taking possession of the Premises and such Leasehold Mortgagee has commenced to take such action(s) as may be required to so take possession within such additional ninety (90) day period, such additional period of time as is reasonably required to complete such action(s), take possession of the Premises and cure such Event of Default (except in the case of a monetary default hereunder, in which event such Leasehold Mortgagee shall not have any additional cure period beyond the ninety (90) day period described above), (iv) Leasehold Mortgagee, without prejudicing any of its rights or remedies, shall have the right to cure any default or Event of Default of Tenant within the notice and cure periods set forth herein and/or the Recognition Agreement and Landlord shall be required to accept such performance and/or payment (and such Leasehold Mortgagee is and shall be authorized to enter upon the Premises for such purposes), (v) if the Lease shall be terminated due to a failure to cure an Event of Default, such Leasehold Mortgagee shall have the right, subject to approval by the applicable gaming authority, to require that Landlord enter into a new and separate lease with such Leasehold Mortgagee or its designee on the same terms and conditions as this Lease, provided that such Leasehold Mortgagee (or its designee) thereafter cures all Events of Defaults within ninety (90) of written notice from Landlord, (vi) in the event of a default by Tenant under a leasehold mortgage, the applicable Leasehold Mortgagee shall be entitled to enforce all of its rights and remedies as provided for therein (provided that no Leasehold Mortgagee shall have rights in addition to those of Tenant hereunder other than as expressly set forth in this Section 23), (vii) this Lease may be assigned, without the consent of Landlord, but subject to approval of the applicable gaming authority to such Leasehold Mortgagee or its designee, but otherwise subject to the terms and conditions of this Lease, and (viii) no surrender, other than upon the Expiration Date, shall be effective as against such Leasehold Mortgagee unless expressly consented to in writing by such Leasehold Mortgagee.

24. FF&E Liens. Tenant and any subtenant of Tenant shall have the right, from time to time, to enter into and grant one or more liens (each, an “FF&E Lien”) with respect to its acquisition of FF&E (the “Financed FF&E”). Provided no Event of Default then exists and such FF&E Lien otherwise complies with the provisions of this Section, then upon a request therefor Landlord shall enter into an agreement regarding the Financed FF&E in form and substance reasonably acceptable to the holder of such FF&E Lien, Tenant and Landlord, providing for, inter alia (i) Landlord’s subordination of any right, title or interest in the Financed FF&E including, but not limited to, the right to take possession of such Financed FF&E upon an Event of Default, and (ii) the agreement of Landlord to enable the holder of such FF&E Lien to repossess such Financed FF&E if such holder exercises remedies under its FF&E Lien; provided, however, that the foregoing agreement shall not in any way interfere with Landlord’s rights in and under this Lease to obtain possession of the Premises. If Tenant or any subtenant enters into and/or grants an FF&E Lien with any party other than a Leasehold Mortgagee providing leasehold mortgage financing pursuant to Section 23 above, then Tenant or such subtenant, as applicable, shall (i) not file (or cause or permit to be filed) such FF&E Lien as a lien against the Premises or any part thereof (other than against the Financed FF&E itself), and (ii) cause to be inserted in the documents for such FF&E Lien the following provision:

“Notwithstanding anything herein to the contrary, this [chattel mortgage, conditional sales agreement, title retention agreement, security or other agreement] shall not create, be deemed to create, or be filed as, a lien against the fee interest of the owner of the Property.”

***CONFIDENTIAL TREATMENT REQUESTED ***

25. Representations and Warranties.

(a) Landlord represents and warrants to Tenant that the following facts and conditions exist and are true as of the Commencement Date:

(i) Landlord is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is legally authorized to transact business in the Commonwealth of Pennsylvania;

(ii) Landlord’s execution and delivery of this Lease and Landlord’s performance and satisfaction in full of its obligations hereunder have been duly authorized by all requisite action on the part of Landlord, including the consent of all necessary third parties, including its general partners, partners, officers, directors, shareholders, members or managers. This Lease constitutes a legal, valid and binding obligation of Landlord, enforceable against it in accordance with its terms;

(iii) No litigation or proceeding in any court or before any other governmental or quasi-governmental authority or other person or entity is currently pending or, to the best knowledge of Landlord, threatened (i) with respect to the Premises or any part thereof, or (ii) which seeks to enjoin Landlord from entering into this Lease or any of the other transactions contemplated herein including, but not limited to, any condemnation proceedings or other exercise of eminent domain;

(iv) Neither the execution and delivery by Landlord of this Lease, the consummation of the transactions contemplated herein, nor compliance with the provisions hereof, violates, breaches, contravenes or conflicts with, or will violate, breach, contravene or conflict with, any provision of the certificate of limited partnership or limited partnership agreement of Landlord or any provisions of any existing note, bond, mortgage, debenture, indenture, trust, license, lease, instrument, decree, order, judgment or other agreement to which Landlord is a party or by which it or its assets (including, but not limited to, the Property) may be bound or affected; and

(v) Landlord has good and marketable fee simple title to the Property, subject only to Permitted Exceptions.

(b) Tenant represents and warrants to Landlord that the following facts and conditions exist and are true as of the Commencement Date:

(i) Tenant is a limited liability company duly organized and validly existing under the laws of the State of Delaware, has duly registered as a foreign corporation under the laws of, and is legally authorized to transact business in, the Commonwealth of Pennsylvania;

(ii) Tenant’s execution and delivery of this Lease and Tenant’s performance and satisfaction in full of its obligations hereunder have been duly authorized by all requisite action on the part of Tenant, including the consent of all necessary third parties, including its managing member. This Lease constitutes a legal, valid and binding obligation of Tenant, enforceable against it in accordance with its terms;

(iii) Neither the execution and delivery by Tenant of this Lease, the consummation of the transactions contemplated herein, nor compliance with the provisions hereof, violates,

***CONFIDENTIAL TREATMENT REQUESTED ***

breaches, contravenes or conflicts with, or will violate, breach, contravene or conflict with any provision of the certificate of formation or operating agreement of Tenant or any provisions of any existing note, bond, mortgage, debenture, indenture, trust, license, lease, instrument, decree, order, judgment or other agreement to which Tenant is a party or by which it or its assets may be bound or affected; and

(iv) No litigation or proceeding in any court or before any other governmental or quasi-governmental authority or other person or entity is currently pending or, to the best knowledge of Tenant, threatened, with respect to Tenant or any of Tenant’s property, or which seeks to enjoin Tenant from entering into this Lease or any of the other transactions contemplated herein, other than any gaming license application(s) of Tenant and/or Trump.

26. Intentionally deleted.

27. Option to Purchase. Tenant shall have the right to purchase the Property from Landlord together with all of Landlord’s right, title and interest in and under this Lease upon ninety (90) days’ prior written notice to Landlord, the closing on such purchase to occur only on the ninetieth (90th) day following the expiration of each fifth (5th) Lease Year during the Term. The purchase price (the “Purchase Price”) shall be the sum of (i) the average of the annual Base Rent plus the Percentage Rent during the immediately preceding five (5) Lease Years, divided by (ii) [*****] ([*****]%) percent; provided, however, in the event the closing on the purchase is to occur prior to the fifth (5th) anniversary of the Increased Rent Commencement Date, the amount in the foregoing item (i) shall include, for any period for which actual figures are not available, the projected annual Base Rent and the Percentage Rent that would have been paid for such period using the Gross Gaming Revenue for such period set forth in the pro forma for the first (1st) five (5) years that a gaming facility is to be open and operating in the Premises as prepared by Tenant or its affiliate in good faith and using commercially reasonable assumptions (the “Estimated Rent”). In the event the Purchase Price is determined based on the Estimated Rent, then the Purchase Price shall be adjusted between the parties ninety (90) days after the earlier of the end of the fifth (5th) year of substantially continuous gaming operations at the Property, and the tenth (10th) anniversary of closing, to reflect the actual Gross Gaming Revenue during said five (5) years of operations and the applicable overpayment or underpayment shall be paid within five (5) days of the determination thereof; provided, however, in no event shall Landlord be obligated to return any of the Purchase Price to Tenant as a result of such adjustment unless a gaming facility has been substantially continuously open and operating at the Property for at least five (5) years. At the closing of title, Landlord shall (a) convey good and marketable fee simple title to the Premises and insurable at regular rates without exception other than Permitted Exceptions (and such other matters as caused by Tenant or anyone claiming by or through Tenant), (b) execute and deliver to Tenant a special warranty deed, (c) execute and deliver to Tenant and Tenant’s title insurer a title affidavit of Landlord in form and substance reasonably acceptable to Tenant, and (c) execute and deliver to Tenant such other documents as may be reasonably required by Tenant and/or either of Tenant’s lenders or title insurers, provided that same do not impose any cost or material obligation on Landlord or any affiliate of Landlord. Landlord and Tenant shall share equally any federal, state or local realty transfer tax (or other tax or obligation in lieu thereof) imposed as a result of such purchase and sale and shall pay same at the time of closing.

28. Brokers. Each of the parties represent and warrant to the other that no broker, finder or other person entitled to a commission, finder’s fee or other compensation was involved in the introduction of the parties or the negotiation of this Lease other than Preferred Real Estate Advisors, Inc. (“PREA”). Landlord covenants and agrees to pay all commissions and other compensation owing to PREA pursuant to a separate written agreement between Landlord and PREA. Each of the parties agrees to indemnify, defend and hold the other harmless from and against any and all claims based upon or relating to a breach of the foregoing representation, warranty and/or covenant by such party.

***CONFIDENTIAL TREATMENT REQUESTED ***

29. Notices. All notices required or permitted to be given pursuant to this Lease (each, a “notice”) shall be in writing and shall be sent by hand delivery, mailed by prepaid registered or certified mail, return receipt requested, or sent by nationally recognized courier service guaranteeing overnight delivery, postage prepaid, in each case addressed as follows:

If to Landlord, to:	c/o Preferred Real Estate Investments, Inc.

1001 East Hector Street, Suite 100

Conshohocken, PA 19428

Attention: Legal Department

with a copy to:	Kaplin Stewart Meloff Reiter & Stein, P.C.

350 Sentry Parkway Building 640

Blue Bell, PA 19422-0765

Attention: Scott C. Butler, Esquire

If to Tenant, to:	c/o Trump Hotels & Casino Resorts, Inc.

1000 Boardwalk

Atlantic City, NJ 08

Attention: Robert M. Pickus, Executive Vice President

with a copy to:	Graham, Curtin & Sheridan, P.A.

4 Headquarters Plaza

Morristown, NJ 07960

Attention: Peter M. Laughlin, Esq.

Notices shall be effective (i) upon receipt (or refusal thereof) in the case of personal delivery, (ii) three (3) business days after being deposited, postage prepaid, in the United States mail in the case of mail, and (iii) the next business day if sent via courier service of nationally recognized standing (e.g., Federal Express). Either party may from time to time specify, by giving written notice to the other party in accordance with the terms hereof (a) any other address as its address for purposes of this Lease, and/or (b) any other person or entity that is to receive copies of notices hereunder.

30. Estoppel Certificates. Each of the parties shall, from time to time, upon ten (10) days’ written request from the other, execute, acknowledge and deliver to the requesting party a certificate duly signed by an authorized officer, partner or officer of member or member of member, as the case may be, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which Base Rent, Percentage Rent and Additional Rent have been paid, and either stating that to the knowledge of the signer of such certificate no default exists hereunder or specifying each such default of which the signer has knowledge. Any such certificate may be relied upon by any actual or prospective mortgagee, assignee, sublessee or purchaser of the Premises.

31. No Merger. There shall be no merger of this Lease or of the estate hereby created with any other estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the estate hereby created or any interest herein or in such estate as well as any other estate in the Premises or any interest in such other estate.

***CONFIDENTIAL TREATMENT REQUESTED ***

32. Surrender; Holdover. Upon the Expiration Date or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in the condition in which Tenant has agreed to maintain same as set forth herein, broom clean and free of lettings, occupancies, liens and encumbrances created by Tenant. If Tenant remains in the possession of the Premises after the Expiration Date or earlier termination of this Lease, such continued possession shall, at Landlord’s option, create a month-to-month tenancy on the same terms and conditions as specified herein except that Base Rent shall be increased to [*****] ([*****]%) percent of the Base Rent payable in the last Lease Quarter of the Term. Landlord’s acceptance of such holdover rent shall not preclude Landlord from enforcing any one or more of its rights or remedies following expiration or termination of this Lease. If Tenant holds over in the Premises for more than one hundred eighty (180) days without the written agreement of Landlord, Tenant shall be liable for such damages as Landlord may suffer as a result of such holdover. Notwithstanding anything herein to the contrary, Tenant’s failure to remove any FF&E within ninety (90) days following the termination of this Lease (as opposed to the expiration of the Term) shall not constitute or be deemed to constitute a holdover.

33. Severability; Binding Effect; Amendments to be in Writing. If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and enforceable to the extent permitted by law. All provisions contained in this Lease shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Landlord and, to the extent permitted hereunder, Tenant, in each case to the same extent as if each such successor and assign were named as a party hereto. This Lease may not be changed, modified or discharged except by a writing signed by Landlord and Tenant.

34. Governing Law. This Lease shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

35. Headings. The headings set forth herein have been inserted for convenient reference only and shall not to any extent have the effect of modifying or amending the express terms and provisions of this Lease.

36. Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of Landlord and Landlord’s Affiliates, successors and assigns, for damages or otherwise, shall be enforceable against, and shall not extend beyond, its interest in the Property (including the proceeds thereof and all rents and profits therefrom). No property or assets whatsoever other than Landlord’s interest in the Property (including the proceeds thereof and all rents and profits therefrom), shall be subject to levy, execution or any other enforcement procedure for the satisfaction of any remedies (monetary or otherwise) of Tenant arising under or in connection with this Lease, and then only as allowed by Applicable Law. Notwithstanding anything herein to the contrary, the liability of Tenant under this Lease for damages or otherwise, shall be enforceable against, and shall not extend beyond, Tenant or any assets of Tenant including, but not limited to, its interest in the Premises (including the proceeds thereof and all rents and profits therefrom). No property or assets whatsoever of any of the members or Affiliates of Tenant (including, without limitation, Donald J. Trump) or the officers, directors, shareholders or employees of any of the foregoing, shall be subject to levy, execution or any other enforcement procedure for the satisfaction of any remedies (monetary or otherwise) of Landlord arising under or in connection with this Lease, and then only as allowed by Applicable Law.

37. Force Majeure. Except as it relates to any monetary or payment obligations under this Lease, in the event that either party shall be delayed, hindered or prevented from the performance of any act required hereunder by reason of strike, lock-out, labor trouble, inability to procure material, failure of

***CONFIDENTIAL TREATMENT REQUESTED ***

power, restrictive governmental laws or regulations, riot, insurrection, the act, failure to act or default of the other party, war or other reason beyond such party’s control (other than financial condition of such party which, in all events shall be deemed within such party’s control), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

38. Default Rate. Any amount due but unpaid hereunder shall bear interest until paid at an annual rate of [*****]([***]) basis points above the “Prime Rate” as published from time to time in the Wall Street Journal, or in the event no longer published therein, by such replacement publication as is agreed upon by the parties.

39. Memorandum of Lease. The parties shall execute and deliver a short form or memorandum of lease in the form attached hereto as Exhibit D and made a part hereof contemporaneously with the execution of this Lease, which instrument shall be placed of record by Tenant in the Recorder of Deeds for Philadelphia County. Upon the Expiration Date or earlier termination of this Lease, the parties shall immediately execute a termination of said instrument which shall be placed of record by Landlord.

40. Relationship of the Parties. The parties do not intend to create any partnership, joint venture or other relationship as amongst themselves and neither this Lease nor the performance by the parties of their respective obligations shall establish or be deemed to establish any relationship between the parties other than as landlord and tenant. Except as expressly set forth herein to the contrary, nothing contained herein shall be construed as appointing or authorizing either party or any of their agents, employees or representatives to represent or bind the other party in any manner.

41. Quiet Enjoyment. At all times during the Term, the rights and privileges of Tenant hereunder to the possession and quiet enjoyment of the Premises shall not be disturbed by Landlord or any person acting by, though or on behalf of Landlord, except by persons validly exercising rights under a Permitted Exception and as otherwise set forth in this Lease.

42. Guaranty/Letter of Credit. Tenant’s obligations relating to a guaranty or letter of credit are set forth in Section 3 of the Options Agreement, which provision is incorporated herein by reference.

43. No Third Party Beneficiaries. Except as expressly set forth in this Lease to the contrary, no other person shall be deemed a third party beneficiary under this Lease.

44. Counterparts. This Lease may be executed in any number of counterparts, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same agreement.

45. Construction. Each of the parties was involved in the negotiation, review and execution of this Agreement. In the event of any dispute or controversy regarding this Agreement, the parties shall be considered joint authors of this Agreement and no provision of this Agreement shall be interpreted against a party due to authorship.

46. Entire Agreement. This Lease and the exhibits referenced herein and made a part hereof constitute the entire agreement of the parties relative to the subject matter hereof and thereof and is intended to be an integration of all prior agreements, conditions or undertakings between the parties hereto. Except as expressly set forth herein, there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, expressed or implied, between the parties hereto.

***CONFIDENTIAL TREATMENT REQUESTED ***

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date and year first above written.

Landlord:	Tenant:
HUNTING FOX ASSOCIATES I, L.P.	________________________________________, LLC
By: Hunting Fox I, Inc., its general partner

By:	By:
Name:	Name:
Title:	Title:

List of Exhibits

A – Legal Description of Property

B – Permitted Exceptions

C – Form of Memorandum of Lease

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT A to GROUND LEASE

Legal Description of Property

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, Situate in the 38th Ward of the City of Philadelphia described according to an as Built Plan made for the Budd Company Hunting Park Plant by Barton & Martin Professional Engineers dated December 20, 1977, last revised January 4, 1978 to wit:

BEGINNING at a point on the Southwesterly side of Fox Street (80 feet wide) legally open which point is measured South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street the distance of 919 feet 6-1/2 inches from a point of intersection formed by the said Southwesterly side of Fox Street and the Southeasterly side of Roberts Avenue; thence extending from said beginning point South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street crossing the Northeasterly end of a Right of Way for drainage purposes (60 feet wide) which leads Southwestwardly and communicates on its Southwesterly end with two other Right of Ways the distance of 471 feet 5-3/8 inches to a point; thence Southwesterly on the arc of a circle curving to the right having a radius of 4533 feet 9 inches the arc distance of 372 feet 1-7/8 inches to a pint of tangent; thence South 81 degrees 03 minutes 00 seconds West crossing another Right of Way for drainage purposes (60 feet wide) which leads Northwestwardly and communicates on its Southwesterly side with a Right of Way 662 feet 7 inches to a point; thence North 08 degrees 57 minutes 00 seconds West 23 feet 0 inches to a point; thence South 81 degrees 03 minutes 00 seconds West crossing another Right of Way for drainage purposes (50 feet wide) which leads Northeastwardly and Southwestwardly and communicates on its Northeasterly end with the said Southwesterly side of Right of Way for drainage purposes 177 feet 7-3/4 inches to a point; thence North 29 degrees 02 minutes 06 seconds West crossing a 19 inch diameter Vit pipe sanitary sewer 8 feet 3 inches diameter brick stormwater conduit 948 feet 7-1/8 inches to a point on the said Southeasterly side of Roberts Avenue (78 feet wide); thence North 56 degrees 49 minutes 31 seconds East along the said Southeasterly side of Roberts Avenue 279 feet 4 inches to a point thence South 33 degrees 10 minutes 29 seconds East 110 feet 0 inches to a point; thence North 56 degrees 49 minutes 31 seconds East 90 feet 0 inches to a point; thence South 33 degrees 10 minutes 29 seconds East 367 feet 9 inches to a point; thence North 56 degrees 49 minutes 31 seconds East crossing the (Northwesterly end of a Right of Way for purpose of inspection, maintenance, repairing or reconstruction of existing 48 inch Water Main now occupying bed of former McMichael Street (70 feet wide) which leads Southeastwardly) 120 feet 0 inches to a point; thence South 33 degrees 10 minutes 29 seconds East 198 feet 11-7/8 inches to a point; thence North 56 degrees 49 minutes 31 seconds East crossing an easement granted by Budd Co. for maintenance and reconstruction of piling and footings 174 feet 2-1/4 inches to a point on the West face of a wall on Property Line; thence South 33 degrees 54 minutes 20 seconds East passing partly along the said West face of Wall on Property Line 218 feet 6-3/8 inches to a point; thence North 60 degrees 25 minutes 54 seconds East 386 feet 2-1/2 inches to a point on the said Southwesterly side of Fox Street, being the first mentioned point and place of beginning.

Being inter alia the same premises which Huntingside Associates, a Pennsylvania Limited Partnership and Whisper Capital, LLC, a Delaware Limited Liability Company by Deed dated 9-28-2004 and recorded 10-14-2004 in Philadelphia County as Document No. 51035010 conveyed unto Hunting Fox Associates I, L.P., a Pennsylvania Limited Partnership by Hunting Fox I, Inc., its General Partner, its successors and assigns, in fee.

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT B TO GROUND LEASE

Permitted Exceptions

Exhibit B

1.	Intentionally deleted.

2.	Intentionally deleted.

3.	Subject to the following matter and conditions revealed on the ALTA/ACSM Land Title Survey prepared for Whisper Portfolio by Bock & Clark’s National Surveyors Network, dated 4/7/2001, last revised 6/20/001:

a. 60 feet drainage right of way (formerly Juniata Street)

b. 70 feet water mall right of way

c. 30 feet drainage easement

d. fence deviates from southern property line.

4.	Subject to restrictions and reservations as set forth in Deed Book JMH 285, Page 518.

5.	Subject to Declaration of Covenants and Restrictions between Hunting Fox Associates I, LP and Hunting Fox Associates II, LP dated 2/16/2005 and recorded 2/17/2005 in Document No. 51120548.

Landlord covenants and agrees to use commercially reasonable efforts to cause Exhibit C-2 to the foregoing (the “DCR”) to be clarified to provide:

“Neither the Declarants . . . of supporting or sponsoring acute care hospital services), other than an on-site first-aid station or similar use appurtenant to a casino, slot parlor, hotel or entertainment complex or resort (the “Principal” Use) whose principal purpose is to provide services to patrons of the Principal Use; (ii) any pornographic use, provided the foregoing shall in no way restrict the operation of otherwise lawfully permitted adult entertainment facilities appurtenant to any Principal Use; (iii) any so-called “head shop,” or other establishment primarily selling or exhibiting drug-related paraphenalia; (iv) any bar, tavern or other establishment selling alcoholic beverages for on- or off-premises consumption (an “Alcohol-Related Use”) in any single space that is less than ten thousand (10,000) square feet, provided the foregoing shall not apply to the operation of otherwise lawfully permitted Alcohol-Related Use facilities of any size appurtenant to any Principal Use; (v) …”.

6.	Subject to Grant of Right-of-way, Covenants and Conditions to City of Philadelphia as in Deed Book MLS 406, page 414.

7.	Subject to Grant of Right-of-way and Conditions therein to City of Philadelphia as in Deed Book CJP 1830, Page 107.

8.	Subject to Grant of Right-of-way and Conditions therein to City of Philadelphia as in Deed Book CJP 3187, Page 249.

9.	Subject to Grant of Right-of-way to City of Philadelphia as in Deed Book MLD 614, Page 384.

10.	Subject to an Agreement between The Budd Company and Pennsylvania Properties, Inc. as in Deed Book CAB 327, Page 54.

11.	Subject to rights granted to Philadelphia Electric Co. in Deed Book CAB 789, Page 135.

12.	Subject to rights granted to Philadelphia Electric Company as Deed Book CAB 1087, Page 392.

13.	Subject to Grant of Easement between The Budd Company and Tasty Baking Company as in Deed Book DCC 1492, Page 591.

***CONFIDENTIAL TREATMENT REQUESTED ***

14.	Subject to Indemnity, Release and Covenant not to Sue between Hunting Fox Associates I, L.P. and Huntingalde Associates and Whisper Capital, LLC recorded 10/14/2004 in Document No. 51035017.

15.	Subject to Indemnity, Release and Covenant not to Sue between Hunting Fox Associates, I, L.P. and Thyssenkrupp Bud Company recorded 10/14/2004 in Document No. 51035018.

16.	Subject to Reciprocal Access Easement Agreement and Covenant to Share Costs by Hunting Fox Associates, I, LP. And Fox Street Realty, LLC dated 3/28/2005 and recorded 4/1/2005 in Document No. 51145959.

17.	Subject to Conveyor Belt Agreement by Hunting Fox Associates I, L.P. and Fox Street Realty, LLC dated 3/25/2005 and recorded 4/1/2005 in Document No. 51145970.

18.	Such documents and/or instruments as are required or permitted pursuant to Section 8 of the Options Agreement.

19.	All easements and rights of way shown on Premises A Plan of Budd Plant – Hunting Park Avenue, Sheet 5 of 5, prepared by Barton & Martin Engineers, dated 1/25/05.

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT C TO GROUND LEASE

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE, is made as of                                 , 20      between HUNTING FOX ASSOCIATES I, L.P., a Pennsylvania limited partnership, with offices at 1001 Hector Street, Suite 100, Conshohocken, PA 19428 (“Hunting Fox”) and TER KEYSTONE DEVELOPMENT, LLC, a Delaware limited liability company with offices at 1000 Boardwalk, Atlantic City, NJ 08401 (“Trump”).

WITNESSETH

WHEREAS, Hunting Fox, as Lessor, and Trump, as Lessee, entered into a certain Ground Lease dated as of                                 , 20     (the “Lease”), pursuant to which Hunting Fox leased to Trump and Trump leased from Hunting Fox certain real property more particularly described on Exhibit A attached hereto and made a part hereof, together with all improvements located thereon and certain rights appertaining thereto (the “Leased Land”), on the terms and conditions set forth in the Lease;

WHEREAS, Hunting Fox and Trump seek and desire to make public record of the fact and existence of the Lease and certain terms and conditions thereof.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Each of the foregoing recitals are incorporated herein by reference as if set forth at length.

2. The Lease provides that, subject to the terms and conditions thereof, Trump shall have the right to use and occupy the Leased Land for a term ending on 11:59 p.m. on the day immediately preceding the fiftieth (50th) anniversary of the date of the Lease (the “Initial Term”).

3. The Lease provides Trump with the option to renew the term of the Lease for nine (9) consecutive ten (10) year renewal periods (each, a “Renewal Term”).

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum of Lease to be executed and delivered as of the date and year first set forth above.

Witnessed/Attested To:	Hunting Fox Associates I, L.P.:

By:	By:

TER Keystone Development, LLC:

By:	By:

***CONFIDENTIAL TREATMENT REQUESTED ***

State of                                    :

                                                   : ss

County of                                :

I CERTIFY that on                              , 20                                 , personally came before me and acknowledged under oath, to my satisfaction, that this person is named in and personally signed this Memorandum of Lease as an authorized officer of Hunting Fox Associates I, L.P., and that he/she signed and delivered this Memorandum of Lease as the voluntary act and deed of Hunting Fox Associates I, L.P. as authorized by proper corporate action.

State of                                    :

                                                   : ss

County of                                :

I CERTIFY that on                                  , 20                                      personally came before me and acknowledged under oath, to my satisfaction, that this person is named in and personally signed this Memorandum of Lease as an authorized officer of TER Keystone Development, LLC, and that he/she signed and delivered this Memorandum of Lease as the voluntary act and deed of TER Keystone Development, LLC, as authorized by proper corporate action.

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT A TO MEMORANDUM OF LEASE

LEGAL DESCRIPTION OF THE PROPERTY

***CONFIDENTIAL TREATMENT REQUESTED ***

EXHIBIT A

Legal Description of Property

ALL THAT CERTAIN lot or piece of ground with the buildings and improvements thereon erected, Situate in the 38th Ward of the City of Philadelphia described according to an as Built Plan made for the Budd Company Hunting Park Plant by Barton & Martin Professional Engineers dated December 20, 1977, last revised January 4, 1978 to wit:

BEGINNING at a point on the Southwesterly side of Fox Street (80 feet wide) legally open which point is measured South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street the distance of 919 feet 6-1/2 inches from a point of intersection formed by the said Southwesterly side of Fox Street and the Southeasterly side of Roberts Avenue; thence extending from said beginning point South 33 degrees 10 minutes 29 seconds East along the said Southwesterly side of Fox Street crossing the Northeasterly end of a Right of Way for drainage purposes (60 feet wide) which leads Southwestwardly and communicates on its Southwesterly end with two other Right of Ways the distance of 471 feet 5-3/8 inches to a point; thence Southwesterly on the arc of a circle curving to the right having a radius of 4533 feet 9 inches the arc distance of 372 feet 1-7/8 inches to a pint of tangent; thence South 81 degrees 03 minutes 00 seconds West crossing another Right of Way for drainage purposes (60 feet wide) which leads Northwestwardly and communicates on its Southwesterly side with a Right of Way 662 feet 7 inches to a point; thence North 08 degrees 57 minutes 00 seconds West 23 feet 0 inches to a point; thence South 81 degrees 03 minutes 00 seconds West crossing another Right of Way for drainage purposes (50 feet wide) which leads Northeastwardly and Southwestwardly and communicates on its Northeasterly end with the said Southwesterly side of Right of Way for drainage purposes 177 feet 7-3/4 inches to a point; thence North 29 degrees 02 minutes 06 seconds West crossing a 19 inch diameter Vit pipe sanitary sewer 8 feet 3 inches diameter brick stormwater conduit 948 feet 7-1/8 inches to a point on the said Southeasterly side of Roberts Avenue (78 feet wide); thence North 56 degrees 49 minutes 31 seconds East along the said Southeasterly side of Roberts Avenue 279 feet 4 inches to a point thence South 33 degrees 10 minutes 29 seconds East 110 feet 0 inches to a point; thence North 56 degrees 49 minutes 31 seconds East 90 feet 0 inches to a point; thence South 33 degrees 10 minutes 29 seconds East 367 feet 9 inches to a point; thence North 56 degrees 49 minutes 31 seconds East crossing the (Northwesterly end of a Right of Way for purpose of inspection, maintenance, repairing or reconstruction of existing 48 inch Water Main now occupying bed of former McMichael Street (70 feet wide) which leads Southeastwardly) 120 feet 0 inches to a point; thence South 33 degrees 10 minutes 29 seconds East 198 feet 11-7/8 inches to a point; thence North 56 degrees 49 minutes 31 seconds East crossing an easement granted by Budd Co. for maintenance and reconstruction of piling and footings 174 feet 2-1/4 inches to a point on the West face of a wall on Property Line; thence South 33 degrees 54 minutes 20 seconds East passing partly along the said West face of Wall on Property Line 218 feet 6-3/8 inches to a point; thence North 60 degrees 25 minutes 54 seconds East 386 feet 2-1/2 inches to a point on the said Southwesterly side of Fox Street, being the first mentioned point and place of beginning.

Being inter alia the same premises which Huntingside Associates, a Pennsylvania Limited Partnership and Whisper Capital, LLC, a Delaware Limited Liability Company by Deed dated 9-28-2004 and recorded 10-14-2004 in Philadelphia County as Document No. 51035010 conveyed unto Hunting Fox Associates I, L.P., a Pennsylvania Limited Partnership by Hunting Fox I, Inc., its General Partner, its successors and assigns, in fee.

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